Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-194490, 333-203179, 333-210172, 333-216572, 333-223589, 333-234734, 333-237124, 333-238021, 333-254725, 333-263190 and 333-270704 on Form S-8 and Registration Statement Nos. 333-251294 and 333-264803 on Form S-3 of Neoleukin Therapeutics, Inc. of our report dated August 18, 2023, relating to the financial statements of Neurogene Inc. as of and for the years ended December 31, 2022 and 2021 incorporated by reference in this Current Report on Form 8-K of Neurogene Inc. (f/k/a Neoleukin Therapeutics, Inc.).

/s/ Ernst & Young LLP

Stamford, Connecticut

December 19, 2023